                                                                    EXHIBIT 3.14

                                     CHARTER
                                       OF
                        O'CHARLEY'S SERVICE COMPANY, INC.

         The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act (the "Act"), adopts the following charter for the above listed corporation:

         1. The name of the corporation is O'Charley's Service Company, Inc.

         2. The number of shares of stock the corporation is authorized to issue is 100,000 shares of common stock, par value $0.01 per share.

         3.       (a)      The complete address of the corporation's initial
                  registered office in Tennessee is:

                           3038 Sidco Drive
                           Davidson County
                           Nashville, Tennessee 37204

                  (b) The name of the initial registered agent, to be located at the address listed in 3(a), is:

                           A. Chad Fitzhugh

         4.       The name and complete address of the incorporator is:

                           Daniel E. Cortez
                           Bass, Berry & Sims PLC
                           First American Center
                           Nashville, TN  37238-2700

         5.       The complete address of the corporation's principal office is:

                           3038 Sidco Drive
                           Davidson County
                           Nashville, Tennessee 37204

         6.       The corporation is for profit.

         7. The shareholders of the corporation shall not have preemptive rights.

         8. To the fullest extent permitted by the Act as in effect on the date hereof and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended from time to time. Any repeal or modification of this paragraph 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

Dated: September 2, 1999

                                     /s/ Daniel E. Cortez
                                     ------------------------------------------
                                     Daniel E. Cortez, Incorporator